Exhibit 99.1

Adaptimmune Reports Financial Results for the Six-Month Period ended December 31, 2015

PHILADELPHIA, Pa. and OXFORD, United Kingdom, March 17, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP) (“Adaptimmune” or the “Company”), a leader in the use of T-cell therapy to treat cancer, today reported financial results for the six-month period ended December 31, 2015.

Adaptimmune previously announced its decision to change its fiscal year end to align fiscal reporting more closely with comparable companies in the industry which use calendar years and to provide more efficient reporting for U.S. investors. As a result of the change, the Company is required to and has filed with the Securities and Exchange Commission (“SEC”) today a transition report on Form 20-F (the “Transition Report”) for the transition period of July 1, 2015 to December 31, 2015.

As of December 31, 2015, Adaptimmune had a total liquidity position(1) of $247.6 million (£167.9 million). The Company is reiterating its cash burn guidance and expects its liquidity position at December 31, 2016, including cash, cash equivalents and short term deposits, to be at least $150 million.

“The six months ended December 31, 2015 marked an important period of execution throughout our organization,” commented James Noble, Adaptimmune’s Chief Executive Officer. “We initiated a study in non-small cell lung cancer with our affinity-enhanced T-cell therapy targeting NY-ESO. We also made strong progress in moving our proprietary pipeline forward, including initiating a study in non-small cell lung cancer with our wholly-owned affinity-enhanced T-cell therapy targeting MAGE-A10. Further, we received RAC approval for our wholly-owned T-cell therapeutic candidate targeting AFP and anticipate filing an IND for this therapy during the first half of 2016.”

Mr. Noble continued, “Since the start of 2016, we have already reached two key milestones. Firstly, we and GlaxoSmithKline (“GSK”) expanded the terms of our strategic collaboration to enable us to accelerate the development of this candidate therapy into pivotal trials and conduct a range of combination studies. Secondly, we were recently awarded breakthrough therapy designation for our NY-ESO therapy in synovial sarcoma.”

Recent Corporate and Clinical Highlights:

•                  Expanded terms of strategic collaboration agreement with GSK to accelerate Adaptimmune’s lead clinical cancer program, an affinity-enhanced T-cell therapy targeting NY-ESO, with goal of initiating pivotal trials around year end 2016;

•                  Received breakthrough therapy designation from U.S. Food and Drug Administration for affinity enhanced T-cell therapy targeting NY-ESO in synovial sarcoma;

•                  Initiated Phase I/II trial evaluating affinity enhanced T-cell therapy targeting NY-ESO in patients with non-small cell lung cancer (“NSCLC”);

•                  Initiated Phase I/II trial evaluating the Company’s wholly-owned affinity enhanced T-cell therapy targeting MAGE-A10 in patients with NSCLC;

•                  Received Recombinant Advisory Committee (“RAC”) approval for Adaptimmune’s wholly-owned T-cell therapeutic candidate targeting AFP

(1)  Total Liquidity position is a non GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with IFRS below.

•                  Completed preclinical assessment of wholly-owned affinity-enhanced T-cell therapy targeting AFP; the Company expects to file an Investigational New Drug (“IND”) application for Phase I/II studies in hepatocellular cancer in 1H2016; and

•                  Announced strategic alliance with Universal Cells to develop allogeneic T-cell therapies.

Financial Results for the six-month period ended December 31, 2015

•                  Cash / liquidity position: As of December 31, 2015, Adaptimmune had a total liquidity position of $247.6 million (£167.9 million). This consists of $193.2 million (£131.0 million) of cash and cash equivalents and $54.3 million (£36.8 million) of short-term deposits.

•                  Cash burn: The net decrease in cash and cash equivalents was $21.6 million (£14.6 million) for the six months ended December 31, 2015, which includes the impact of unrealized foreign exchange gains of $10.0 million (£6.8 million) and $10.3 million (£7.0 million) of milestone payments received under the Company’s collaboration with GSK.

•                  Revenue: For the six months ended December 31, 2015, revenue was $8.1 million (£5.5 million) compared to $3.6 (£2.4 million) for the six months ended December 31, 2014 (unaudited). The increase in revenue was due to an increase in services performed and achievement of development deliverables under the Company’s collaboration with GSK.

•                  Research and development (“R&D”) expenses: R&D expenses were $24.3 million (£16.5 million) for the six months ended December 31, 2015 compared to $8.4 (£5.7 million) for the six months ended December 31, 2014 (unaudited), primarily due to increased period-over-period costs associated with: ongoing clinical trials of the Company’s affinity-enhanced T-cell therapy targeting NY-ESO-1; preparation for, and initiation costs associated with, NSCLC studies with the Company’s affinity-enhanced T-cell therapies targeting NY-ESO-1 and MAGE-A10, and personnel expenses for an increased number of employees engaged in R&D.

•                  General and administrative (“G&A”) expenses: G&A expenses were $10.8 million (£7.3 million) for the six months ended December 31, 2015 compared to $3.1 (£2.1 million) for the six months ended December 31, 2014 (unaudited). The increase was primarily due to increased personnel costs, increased property costs and other costs associated with being a public company.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares was $10.9 million (£7.4 million) for the six months ended December 31, 2015. This equates to $(0.03) or £(0.02) per ordinary share, or $(0.15) per American Depositary Share. This loss is stated after recognizing $12.9 million (£8.8 million) of finance income, which primarily represents unrealized foreign exchange gains.

The Company will not be holding a conference call to discuss these results and instead will provide a full update during its 2016 Analyst Day to be held on April 22, 2016.

Financial Guidance

Adaptimmune is reiterating its cash burn guidance. For the full year 2016, the Company expects its cash burn to be between $80 and $100 million and expects its liquidity position at December 31, 2016, including cash, cash equivalents and short term deposits, to be at least $150 million. This guidance excludes any cash burn associated with potential new business development activities.

The Company prepared the Transition Report under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The Company’s next fiscal year end will be December 31, 2016. Starting with the first quarter of 2016, the Company will file with the SEC quarterly reports on Form 10-Q and annual reports on Form 10-K prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its T-cell receptor (“TCR”) platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is an affinity enhanced T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO TCR affinity enhanced T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 200 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on October 13, 2015 along with our Transition Report filed with the SEC today. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Foreign Currency and Exchange rates

All references in this press release to “$” are to U.S. dollars, all references to “£” are to pounds. Solely for the convenience of the reader, unless otherwise indicated, all pounds sterling amounts as of and for the period ended December 31, 2015 have been translated into U.S. dollars at the rate as of December 31, 2015, the last business day of our quarter ended December 31, 2015, of £1.00 to $1.4746. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

Total Liquidity Position (a non-GAAP financial measure)

Total liquidity position (a non-GAAP financial measure) is defined as cash and cash equivalents plus short-term deposits. Each of these components appears in the Consolidated Statements of Financial Position. The IFRS financial measure most directly comparable to total liquidity position is the total of cash and cash equivalents and short-term deposits as reported in the notes to the Consolidated Financial Statements.

We believe that the presentation of total liquidity position provides useful information to investors because management reviews total liquidity position as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mob: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Consolidated Income Statements

(in thousands, except per share data)

	Six Months Ended December 31,
	2015	2015	2014
			(unaudited)

Revenue	$8,109	£5,499	£2,442

Research and development expenses	(24,282)	(16,467)	(5,697)
General and administrative expenses	(10,765)	(7,300)	(2,087)
Other income	1,339	908	186
Operating loss	(25,599)	(17,360)	(5,156)

Finance income	12,926	8,766	1,528
Loss before tax	$(12,673)	$(8,594)	$(3,628)

Taxation	1,821	1,235	507
Net Loss	$(10,852)	$(7,359)	$(3,121)

Basic and Diluted loss per share	$(0.03)	£(0.02)	£(0.02)

Weighted average number of shares used to calculate loss per share:
Basic and diluted	424,711,900	424,711,900	181,370,100

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,	June 30,
	2015	2015	2015

Assets
Non-current assets
Property, plant & equipment	$13,155	£8,921	£3,429
Intangibles	2,755	1,868	113
Other non-current assets	4,711	3,195	—
Restricted cash	4,483	3,040	—
Total non-current assets	$25,104	£17,024	£3,542
Current assets
Other current assets	296	201	65
Trade and other receivables	13,173	8,933	4,249
Tax receivable	4,296	2,914	2,524
Short-term deposits	54,329	36,843	35,164
Cash and cash equivalents	193,229	131,038	145,666
Total current assets	$265,323	£179,929	£187,668
Total assets	$290,427	£196,953	£191,210

Equity and liabilities
Equity
Share capital	627	425	425
Share premium	168,239	114,091	114,091
Other reserves	118,624	80,445	80,445
Foreign exchange reserve	171	116	121
Retained earnings	(51,474)	(34,907)	(29,989)
Total equity	$236,187	£160,170	£165,093
Liabilities
Non-current liabilities
Trade and other payables	$26,503	17,973	9,100
Total non-current liabilities	26,503	17,973	9,100
Current liabilities
Trade and other payables	27,737	18,810	16,992
Tax payable	—	—	25
Total current liabilities	$27,737	£18,810	£17,017
Total equity and liabilities	$290,427	£196,953	£191,210

Consolidated Cash Flow Statements

(in thousands)

	Six months ended December 31,
	2015	2015	2014 (unaudited)

Cash flows from operating activities
Loss for the period before tax	$(12,673)	£(8,594)	£(3,628)
Adjustments for:
Depreciation	1,137	771	155
Amortization	66	45	—
Loss on disposal of property, plant and equipment	—	—	76
Equity-settled share based payment expense	3,599	2,441	166
Unrealized foreign exchange gains	(12,453)	(8,445)	(1,400)
Bank interest income	(473)	(321)	—
Increase in other current and other non-current assets	(4,912)	(3,331)	—
Increase in trade and other receivables	(6,743)	(4,573)	(3,355)
Increase/(decrease) in trade and other payables	15,765	10,691	(1,680)
Foreign exchange translation differences on consolidation	(7)	(5)	7
Cash (used in)/from operations	(16,694)	(11,321)	(9,659)
Net tax received/(paid)	1,205	817	(73)
Interest received	314	213	—
Net cash (used in)/from operating activities	(15,175)	(10,291)	(9,732)
Cash flows from investing activities
Acquisition of property, plant & equipment	(9,235)	(6,263)	(1,220)
Acquisition of intangibles	(2,654)	(1,800)	—
Proceeds from disposal of property, plant & equipment	—	—	—
Investments in short-term deposits	—	—	(15,938)
Investment in restricted cash	(4,483)	(3,040)	—
Net cash used in investing activities	(16,372)	(11,103)	(17,158)
Cash flows from financing activities
Proceeds from the issue of share capital	—	—	60,554
Net cash from financing activities	—	—	60,554
Net (decrease)/increase in cash and cash equivalents	(31,548)	(21,394)	33,664
Unrealized foreign exchange gain in cash and cash equivalents	9,977	6,766	1,400
Cash and cash equivalents at start of period	214,799	145,666	30,105
Cash and cash equivalents at end of period	$193,229	£131,038	£65,169